EXHIBIT 99

FOR RELEASE, Wednesday, June 16, 2004	For Further Information Contact:

2:00 p.m. Pacific Daylight Time	Kelly Masuda, Investor Contact
(310) 231-4184 or kmasuda@kbhome.com
Kate Mulhearn, Media Contact
(310) 231-4147 or kmulhearn@kbhome.com

KB HOME REPORTS SECOND QUARTER 2004 RESULTS
Revenues of $1.57 Billion; EPS of $2.40, Up 24%
Net Orders Up 28%; Backlog Increases 32% to $4.48 Billion; Company Repurchases 1.0 Million Shares

          Los Angeles, CA, June 16, 2004 – KB Home (NYSE: KBH), one of the largest homebuilders in the United States and France, today reported financial results for its second quarter ended May 31, 2004. Highlights include:

•	Total revenues rose to $1.57 billion in the second quarter of 2004, up from $1.44 billion in the year-earlier quarter as housing revenues increased 15% to $1.54 billion from $1.35 billion in 2003. The combined effects of 12% growth in unit delivery volume to 7,124 for the quarter ended May 31, 2004 from 6,344 in the year-earlier quarter and a slightly higher average selling price drove the increase in housing revenues.

•	Net income for the quarter ended May 31, 2004 totaled $102.1 million, increasing 25% from $81.4 million for the second quarter of 2003. KB Home’s financial performance in the second quarter reflected both higher revenues and a significantly improved operating margin. Diluted earnings per share rose to $2.40 in the second quarter of 2004 from $1.94 in the second quarter of 2003, which represented a 24% improvement.

•	Company-wide net orders in the second quarter grew 28% to 10,726 in 2004 from 8,397 net orders in the second quarter of 2003. The Company’s backlog of 20,636 units at May 31, 2004 increased 28% from 16,103 units at May 31, 2003, representing approximately $4.48 billion in future revenues, an increase of 32% from approximately $3.40 billion at May 31, 2003. All of the Company’s geographic regions contributed to the higher backlog.

•	KB Home repurchased one million shares of its common stock during the second quarter of 2004 at an aggregate price of $66.1 million. The Company is currently authorized by its Board of Directors to repurchase up to one million additional shares.

•	As previously announced, subsequent to the end of the quarter on June 8, 2004, KB Home expanded its operations into Indiana through the acquisition of Dura Builders Inc., a privately-held builder of both single-family homes and active adult communities in Indianapolis. Dura delivered over 500 homes in 2003 generating just over $75 million in revenues. The acquisition strengthens the Company’s platform for growth in the Midwest, where it already has a market presence in Chicago, Illinois.

          “KB Home generated record results in the second quarter, underscoring the strong demand for our homes,” said Bruce Karatz, chairman and chief executive officer. “We currently operate in 35 of the nation’s top 75 markets and continue to seek out expansion opportunities in regions experiencing robust growth in jobs and population. Demand in our industry is primarily driven by growth in population, household formations and jobs. And all of these metrics, in nearly all the markets we serve, are strong and growing.”

          KB Home’s unit deliveries rose 12% to 7,124 in the second quarter of 2004, up from 6,344 in the corresponding quarter of 2003. Increases were achieved in nearly all the Company’s geographic regions. Total revenues of $1.57 billion for the quarter ended May 31, 2004 rose 9% from $1.44 billion for the year-earlier quarter. The Company’s total revenues in the second quarter of 2003 included commercial revenues of $73.1 million related to the sale of an office building in France. By comparison, commercial revenues in the 2004 second-quarter totaled $6.1 million. Housing revenues in the second quarter rose 15% to $1.54 billion, up from $1.35 billion in the second quarter of 2003. The increase reflected higher unit volume and a slightly higher average selling price. The Company’s overall average selling price in the second quarter rose to $216,800 in 2004 from $212,200 in the comparable quarter of 2003.

          Higher housing revenues and a significantly improved operating margin boosted construction operating income 36% to $166.8 million in the second quarter of 2004, up from $122.3 million in the year-earlier quarter. The Company’s construction operating margin improved in 2004 to 10.7% in the second quarter from 8.6% in the second quarter of 2003, reflecting a stronger housing gross margin of 23.8% versus 21.8% and an improvement in the Company’s selling, general and administrative expense ratio. As a percentage of housing revenues, selling, general and administrative expenses improved to 13.0% in 2004 from 13.9% in 2003. Net income rose to $102.1 million in the second quarter of 2004, increasing 25% from $81.4 million in the year-earlier quarter largely as a result of higher revenues and an improved operating margin. Earnings per diluted share rose 24% to $2.40 in the second quarter of 2004, up from $1.94 in the same year-earlier period.

          “We continue to reinvest our substantial cash flow from operations in a balanced manner that capitalizes on growth opportunities in our markets while creating long-term shareholder value,” said Karatz. “We seized the opportunity to repurchase undervalued shares of our common stock during the second quarter and also invested in our land pipeline to support continued growth in our existing markets. With the acquisition of Dura, we have also laid the groundwork to strengthen our market presence in the Midwest.”

          KB Home’s geographically diverse operations generated 10,726 net orders in the second quarter of 2004 compared to 8,397 net orders in the year-earlier period. This 28% net-order growth propelled the Company’s backlog value to approximately $4.48 billion on 20,636 units at May 31, 2004 from approximately $3.40 billion on

16,103 units at May 31, 2003. The higher backlog represented a 32% increase in value and a 28% increase in units.

          “Strong and broadly based growth in net orders during the second quarter generated favorable year-over-year backlog comparisons in all our geographic regions,” said Karatz. “With a record backlog of nearly $4.5 billion, we continue to build momentum as we enter the second half of the year. We should continue to benefit from our nation’s housing supply-demand imbalance as well as other favorable factors, including demographic and employment growth trends that traditionally have increased demand for our homes.”

          For the six months ended May 31, 2004, KB Home delivered 13,320 homes, an increase of 15% from the 11,607 homes delivered in the Company’s year-earlier first half. Total revenues for the first six months of 2004 reached $2.92 billion, up 15% from the first six months of 2003. Net income in the first half of 2004 increased 31% to $176.3 million, up from $134.2 million in the first half of 2003. Diluted earnings per share for the period rose 30% to $4.15, up from $3.19 in 2003.

The Conference Call on the Second Quarter 2004 earnings will be broadcast live TOMORROW at 8:00 a.m. Pacific Daylight Time, 11:00 a.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s Web site at kbhome.com.

Building homes for nearly half a century, KB Home is one of America’s premier homebuilders with domestic operating divisions in some of the fastest-growing regions and states: West Coast—California; Southwest—Arizona, Nevada and New Mexico; Central—Colorado, Illinois, Indiana and Texas; and Southeast—Florida, Georgia, North Carolina and South Carolina. Kaufman & Broad S.A., the Company’s majority-owned subsidiary, is one of the largest homebuilders in France. In fiscal 2003, the Company delivered homes to 27,331 families in the United States and France. It also operates a full-service mortgage company for the convenience of its buyers. Founded in 1957, and winner of the 2004 American Business Award for Best Overall Company, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities, call 888-KB-HOMES or visit kbhome.com.

Except for the historical information contained herein, certain matters discussed in this press release are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including any statements concerning future financial performance, business and prospects, and future Company actions and their expected results. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, the continued impact of terrorist activities and U.S. response, accelerating recessionary trends and other adverse changes in general economic conditions, material prices, labor costs, interest rates, the secondary market for loans, consumer confidence, competition, currency exchange rates (insofar as they affect the Company’s operations in France), environmental factors, government regulations affecting the Company’s operations, the availability and cost of land in desirable areas, unanticipated violations of Company policy, unanticipated legal proceedings, and conditions in the capital, credit and homebuilding markets. See the Company’s Annual Report on Form 10-K and its Annual Report to Shareholders for the year ended November 30, 2003 and its other filings for a further discussion of these and other risks and uncertainties applicable to the Company’s business.

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(Tables Follow)
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KB HOME
SUPPLEMENTAL INFORMATION
For the Six Months and Three Months Ended May 31, 2004 and 2003
(In Thousands, Except Per Share Amounts — Unaudited)

	Six Months		Three Months
	2004	2003	2004	2003
Total revenues	$2,923,795	$2,535,054	$1,570,386	$1,440,104

Construction:
Revenues	$2,899,971	$2,502,312	$1,558,092	$1,420,886
Costs and expenses	(2,613,675)	(2,293,329)	(1,391,275)	(1,298,624)

Operating income	286,296	208,983	166,817	122,262
Interest income	2,196	1,473	1,007	715
Interest expense, net of amounts capitalized	(10,806)	(15,998)	(6,285)	(5,552)
Minority interests	(22,639)	(8,695)	(13,933)	(6,620)
Equity in pretax of unconsolidated joint ventures	3,664	689	2,427	521

Construction pretax income	258,711	186,452	150,033	111,326

Mortgage banking:
Revenues:
Interest income	4,995	8,063	2,430	3,608
Other	18,829	24,679	9,864	15,610

	23,824	32,742	12,294	19,218
Expenses:
Interest	(1,965)	(3,838)	(902)	(1,668)
General and administrative	(17,356)	(15,043)	(8,919)	(7,402)

Mortgage banking pretax income	4,503	13,861	2,473	10,148

Total pretax income	263,214	200,313	152,506	121,474
Income taxes	(86,900)	(66,100)	(50,400)	(40,100)

Net income	$176,314	$134,213	$102,106	$81,374

Basic earnings per share	$4.48	$3.36	$2.59	$2.05

Diluted earnings per share	$4.15	$3.19	$2.40	$1.94

Basic average shares outstanding	39,322	39,896	39,484	39,622

Diluted average shares outstanding	42,443	42,139	42,578	41,979

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	May 31,	November 30,	May 31,
	2004	2003	2003
ASSETS
Construction:
Cash and cash equivalents	$65,611	$116,555	$58,969
Receivables	429,169	430,266	474,805
Inventories	3,553,784	2,883,482	2,672,686
Investments in unconsolidated joint ventures	85,055	32,797	29,805
Deferred income taxes	152,254	165,896	160,144
Goodwill	236,835	228,999	218,576
Other assets	146,448	124,751	135,475

	4,669,156	3,982,746	3,750,460

Mortgage banking:
Cash and cash equivalents	28,270	21,564	20,991
Receivables	185,350	219,532	279,371
Other assets	12,511	12,017	12,633

	226,131	253,113	312,995

Total assets	$4,895,287	$4,235,859	$4,063,455

LIABILITIES AND STOCKHOLDERS’ EQUITY
Construction:
Accounts payable	$593,173	$554,387	$560,147
Accrued expenses and other liabilities	563,374	574,527	463,332
Mortgages and notes payable	1,766,304	1,253,932	1,313,528

	2,922,851	2,382,846	2,337,007

Mortgage banking:
Accounts payable and accrued expenses	38,838	31,858	38,657
Notes payable	105,301	132,225	213,582
Collateralized mortgage obligations secured by mortgage-backed securities	5,829	6,848	10,558

	149,968	170,931	262,797

Minority interests	105,636	89,231	82,446
Stockholders’ equity	1,716,832	1,592,851	1,381,205

Total liabilities and stockholders’ equity	$4,895,287	$4,235,859	$4,063,455

KB HOME
SUPPLEMENTAL INFORMATION
For the Six Months and Three Months Ended May 31, 2004 and 2003
(In Thousands — Unaudited)

	Six Months		Three Months
Construction Revenues:	2004	2003	2004	2003

Housing	$2,876,284	$2,407,992	$1,544,312	$1,346,336
Commercial	9,124	90,392	6,070	73,109
Land	14,563	3,928	7,710	1,441

Total	$2,899,971	$2,502,312	$1,558,092	$1,420,886

	Six Months		Three Months
Costs and Expenses:	2004	2003	2004	2003

Construction and land costs
Housing	$2,212,196	$1,885,489	$1,177,455	$1,052,607
Commercial	7,212	70,401	5,087	57,143
Land	13,964	3,026	7,762	1,137

Subtotal	2,233,372	1,958,916	1,190,304	1,110,887
Selling, general and administrative expenses	380,303	334,413	200,971	187,737

Total	$2,613,675	$2,293,329	$1,391,275	$1,298,624

	Six Months		Three Months
Interest Expense:	2004	2003	2004	2003

Interest incurred	$64,280	$61,134	$33,680	$30,366
Interest capitalized	(53,474)	(45,136)	(27,395)	(24,814)

Interest expense	$10,806	$15,998	$6,285	$5,552

	Six Months		Three Months
Other Information:	2004	2003	2004	2003

Depreciation and amortization	$10,448	$10,439	$5,215	$5,470
Amortization of previously capitalized interest	34,500	30,214	18,780	15,753

KB HOME
SUPPLEMENTAL INFORMATION
For the Six Months and Three Months Ended May 31, 2004 and 2003
(Unaudited)

	Six Months		Three Months
Average Sales Price:	2004	2003	2004	2003

West Coast	$394,700	$352,700	$399,500	$356,400
Southwest	197,300	175,600	200,800	179,700
Central	148,200	150,700	147,400	152,300
Southeast	167,500	158,500	170,400	155,300
France	211,100	200,500	209,300	234,900

Total	$215,900	$207,500	$216,800	$212,200

	Six Months		Three Months
Unit Deliveries:	2004	2003	2004	2003

West Coast	2,310	2,424	1,204	1,263
Southwest	3,453	2,954	1,799	1,579
Central	3,542	3,224	1,884	1,624
Southeast	2,045	1,295	1,127	954
France	1,970	1,710	1,110	924

Total	13,320	11,607	7,124	6,344

Unconsolidated Joint Ventures:	324	85	181	38

	Six Months		Three Months
Net Orders:	2004	2003	2004	2003

West Coast	3,194	3,253	1,554	1,898
Southwest	4,405	3,969	2,382	2,015
Central	5,402	3,976	3,210	2,023
Southeast	3,385	1,770	2,131	1,346
France	2,394	1,978	1,449	1,115

Total	18,780	14,946	10,726	8,397

Unconsolidated Joint Ventures:	600	258	250	195

	May 31, 2004		May 31, 2003
Backlog Data:	Backlog Units	Backlog Value	Backlog Units	Backlog Value
(Dollars in thousands)
West Coast	3,525	$1,412,318	3,209	$1,117,856
Southwest	4,815	954,651	3,810	685,870
Central	5,431	816,121	4,411	659,443
Southeast	3,572	611,343	2,240	364,279
France	3,293	688,237	2,433	571,755

Total	20,636	$4,482,670	16,103	$3,399,203

Unconsolidated Joint Ventures:	967	$169,403	218	$38,150